Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-272886

PROSPECTUS SUPPLEMENT

(To Prospectus Dated July 7, 2023)

7,900,000 Shares

Common Stock

We are offering 7,900,000 shares of our Class A voting common stock, $0.10 par value per share, or our common stock.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “AMTB.” The last reported closing price of our common stock on NYSE on September 24, 2024 was $21.22 per share.

Investing in our common stock involves risks. Before investing in our common stock, you should consider the information under the heading “Risk Factors” beginning on page S-18 of this prospectus supplement, on page 5 of the accompanying prospectus and under the heading “Part I. Item IA. Risk Factors” in our Annual Report on Form 10-K for the year ended December  31, 2023, as updated by our subsequent filings with the U.S. Securities and Exchange Commission, or the SEC, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which are incorporated herein by reference.

	Per Share	Total(1)
Public offering price	$19.00	$150,100,000
Underwriting discounts and commissions(2)	$0.95	$7,505,000
Proceeds, before expenses, to us	$18.05	$142,595,000

(1) Assumes no exercise of the underwriters’ option to purchase additional shares described below.

(2) The underwriters will also be reimbursed for certain expenses incurred in this offering. See “Underwriting” for details.

We have granted the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to an additional 784,210 shares of common stock from us on the same terms and conditions set forth above.

None of the SEC, any state securities commission, the Federal Deposit Insurance Corporation, or the FDIC, the Board of Governors of the Federal Reserve System, or the Federal Reserve, or any other regulatory authority has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Shares of our common stock are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of Amerant, and are not insured or guaranteed by the FDIC or any other governmental agency.

The underwriters are offering the shares of our common stock as set forth in the “Underwriting” section of the prospectus supplement. The underwriters expect to deliver the shares of common stock in book-entry form only through the facilities of The Depository Trust Company, against payment on or about September 27, 2024.

Joint Bookrunning Managers

Stephens Inc.	Piper Sandler

Co-Managers

Keefe Bruyette & Woods A Stifel Company	Raymond James

Prospectus Supplement dated September 26, 2024.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document is composed of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock, including the price, the number of shares of our common stock being offered, the risks of investing in this offering of our common stock and certain other matters relating to us and our financial condition. This prospectus supplement also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part of this document is the accompanying prospectus, dated July 7, 2023, which is included as part of our shelf registration statement on Form S-3 (File No. 333-272886). That registration statement and the accompanying prospectus provide more general information about securities that we may offer from time to time, some of which may not apply to this offering. It is important for you to read and consider carefully all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any permitted free writing prospectuses we have authorized for use with respect to this offering before investing in our common stock. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for additional information.

This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, this prospectus supplement will supersede the information in the accompanying prospectus.

In various places in this prospectus supplement and the accompanying prospectus, we refer you to sections of other documents for additional information by indicating the caption heading of the other sections. All cross-references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise indicated.

In this prospectus supplement, unless otherwise required by the context, the terms “we,” “our,” “us,” “Amerant”, and the “Company,” refer to Amerant Bancorp Inc. and its consolidated subsidiaries including its wholly-owned main operating subsidiary, Amerant Bank, N.A., which we individually refer to as the “Bank”. Unless otherwise indicated, information presented in this prospectus supplement assumes the underwriters’ option to purchase additional shares from us is not exercised.

Neither the Company nor the underwriters have authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of, the Company, or to which the Company has referred you. Neither the Company nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any information that others may give you. If any information in this prospectus supplement is inconsistent with the accompanying prospectus or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, you should rely on the information in this prospectus supplement. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the date of the document in which that information is contained. Our business, financial condition, liquidity, results of operations and prospects may have changed since the date of any document in which such information is contained.

Neither the Company nor the underwriters are offering to sell nor seeking an offer to buy our common stock in any jurisdiction where such offers and sales are not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law.

Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used for or in connection with, an offer or solicitation by any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation, and this prospectus supplement and the accompanying prospectus may not be delivered to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting” in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the United States Securities and Exchange Commission, or the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

Our annual, quarterly and current reports and any amendments to those reports are also available over the Internet on our website at www.amerantbank.com. All internet addresses provided in this prospectus supplement or the accompanying prospectus are for informational purposes only and are not intended to be hyperlinks. In addition, the information on, or accessible through, our website, or any other website described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus supplement or the accompanying prospectus or other offering materials.

We have filed a shelf registration statement (File No. 333-272886) with the SEC registering the offering of various of our securities, including the shares of our common stock offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of that registration statement. The registration statement may contain additional information that may be important to you. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to, or incorporated by reference, in this prospectus supplement and the accompanying prospectus are not necessarily complete and, where that contract or document is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. You may obtain from the SEC copies of the registration statement and the related exhibits that we filed with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. Any information incorporated by reference into this prospectus supplement and the accompanying prospectus is considered a part of the information contained herein and therein. We are incorporating by reference in this prospectus supplement, and have incorporated by reference in the accompanying prospectus, the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, except in each case as to any portion of any report or document that is deemed furnished to the SEC and not deemed filed under such provisions:

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 7, 2024;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed with the SEC on May 3, 2024 and August 2, 2024, respectively;

•	our Current Reports on Form 8-K, filed January 3, 2024, January 16, 2024, January 18, 2024, April 17, 2024, April 24, 2024, May 10, 2024, July 1, 2024, July 24, 2024, and July 31, 2024;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December  31, 2023 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 29, 2024; and

•

the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A filed with the SEC on August 23, 2023, including any subsequently filed amendments and reports updating such description, including Exhibit 4.23 to our Annual Report on Form 10-K for the year ended December 31, 2023.

The information contained in this prospectus supplement and the accompanying prospectus will be updated and supplemented by the information contained in the filings we make with the SEC in the future and that are incorporated by reference into this prospectus supplement and the accompanying prospectus as described above. The information contained in those future filings will be considered to be part of this prospectus supplement and the accompanying prospectus and will automatically update and supersede, as appropriate, the information contained in this prospectus supplement and the accompanying prospectus and contained in the filings previously filed with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Upon written or oral request, we will provide, without charge, to each person to whom a copy of this prospectus supplement and the accompanying prospectus is delivered a copy of the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. You may request a free copy of these filings by writing or telephoning us at the following address:

Amerant Bancorp Inc.

Attention: Investor Relations

220 Alhambra Circle

Coral Gables, Florida 33134

(305) 460-8728

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Various of the statements made in this prospectus supplement, including information incorporated herein by reference to other documents, are “forward-looking statements” within the meaning of, and subject to, the protections of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act.

All statements other than statements of historical fact are statements that could be forward-looking statements. Forward-looking statements are made with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance and condition. Examples of forward-looking statements include, but are not limited to, statements relating to the potential securities offering, which is opportunistic and subject to market conditions, the Company’s preliminary third quarter 2024 financial information and expectations, the expected use of proceeds from the proposed offering (including any repositioning of the Company’s securities portfolio and other actions described herein), the potential impact of the Transactions (as defined herein), pro forma financial information giving effect to the Transactions, and the Company’s future business operations and strategy. Forward-looking statements involve risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not rely on any forward-looking statements as predictions of future events. You should not expect us to update any forward-looking statements, except as required by law. All forward-looking statements by us are expressly qualified in their entirety by this cautionary notice and should be read together with the “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December  31, 2023, filed on March 7, 2024, in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June  30, 2024, filed on May  3, 2024 and August 2, 2024, respectively, and in our other filings with the SEC, which are available at the SEC’s website www.sec.gov.

All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “balance sheet optimization strategies,” “will,” “anticipate,” “assume,” “seek,” “should,” “indicate,” “would,” “believe,” “contemplate,” “consider”, “expect,” “expectations,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target”, “goals,” “outlook,” “create,” “preliminary,” “predict,” “potential,” “if,” and other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•	Liquidity risks could affect our operations and jeopardize our financial condition and certain funding sources could increase our interest rate expense;

•	We may not be able to develop and maintain a strong core deposit base or other low-cost funding sources;

•	We may elect or be compelled to seek additional capital in the future, but that capital may not be available when it is needed or on acceptable terms;

•	Our ability to receive dividends from our subsidiaries could affect our liquidity and our ability to pay dividends;

•	Our profitability is subject to interest rate risk;

•	Our allowance for credit losses may prove inadequate;

•	Our concentration of commercial real estate loans could result in increased loan losses;

•	Many of our loans are to commercial borrowers, which have unique risks compared to other types of loans;

•

Our valuation of securities and the determination of a credit loss allowance in our investment securities portfolio are subjective and, if changed, could materially adversely affect our results of operations or financial condition;

•	Nonperforming and similar assets take significant time to resolve and may adversely affect our business, financial condition, results of operations, or cash flows;

•

The pending sale of our Houston banking operations may not be completed in accordance with expected plans or on the currently contemplated timeline, or at all, and the pending sale may be disruptive to the Company;

•	We are subject to environmental liability risk associated with lending activities;

•	Deterioration in the real estate markets, including the secondary market for residential mortgage loans, can adversely affect us;

•

Many of our major systems depend on and are operated by third-party vendors, and any systems failures or interruptions could adversely affect our operations and the services we provide to our customers;

•	Our information systems are exposed to cybersecurity threats and may experience interruptions and security breaches that could adversely affect our business and reputation;

•	Our strategic plan and growth strategy may not be achieved as quickly or as fully as we seek;

•	Defaults by or deteriorating asset quality of other financial institutions could adversely affect us;

•	New lines of business, new products and services, or strategic project initiatives may subject us to additional risks;

•	We face significant operational risks;

•	We may not have the ability or resources to keep pace with rapid technological changes in the financial services industry or implement new technology effectively;

•	Conditions in Venezuela could adversely affect our operations;

•	Our ability to achieve our environmental, social and governance goals are subject to risks, many of which are outside of our control, and our reputation could be harmed if we fail to meet such goals;

•	We may be unable to attract and retain key people to support our business;

•	Severe weather, natural disasters, global pandemics, acts of war or terrorism, theft, civil unrest, government expropriation or other external events could have significant effects on our business;

•

Any failure to protect the confidentiality of customer information could adversely affect our reputation and subject us to financial sanctions and other costs that could adversely affect our business, financial condition, results of operations, or cash flows;

•	We could be required to write down our goodwill or other intangible assets;

•	We have a net deferred tax asset that may or may not be fully realized;

•	We may incur losses due to minority investments in fintech and specialty finance companies;

•	We are subject to risks associated with sub-leasing portions of our corporate headquarters building;

•	Our success depends on our ability to compete effectively in highly competitive markets;

•	Potential gaps in our risk management policies and internal audit procedures may leave us exposed to unidentified or unanticipated risk, which could negatively affect our business;

•

Any failure to maintain effective internal control over financial reporting could impair the reliability of our financial statements, which in turn could harm our business, impair investor confidence in the accuracy and completeness of our financial reports and our access to the capital markets and cause the price of our common stock to decline and subject us to regulatory penalties;

•	Changes in accounting standards could materially impact our financial statements;

•

Material and negative developments adversely impacting the financial services industry at large and causing volatility in financial markets and the economy may have materially adverse effects on our liquidity, business, financial condition and results of operations;

•	Our business may be adversely affected by economic conditions in general and by conditions in the financial markets;

•	We are subject to extensive regulation that could limit or restrict our activities and adversely affect our earnings;

•	Changes in federal, state or local tax laws, or audits from tax authorities, could negatively affect our business, financial condition, results of operations or cash flows;

•	Litigation and regulatory investigations are increasingly common in our businesses and may result in significant financial losses and/or harm to our reputation;

•

We are subject to capital adequacy and liquidity standards, and if we fail to meet these standards, whether due to losses, growth opportunities or an inability to raise additional capital or otherwise, our business, financial condition, results of operations, or cash flows would be adversely affected;

•	Increases in FDIC deposit insurance premiums and assessments could adversely affect our financial condition;

•

Federal banking agencies periodically conduct examinations of our business, including our compliance with laws and regulations, and our failure to comply with any regulatory actions, if any, could adversely impact us;

•	The Federal Reserve may require us to commit capital resources to support the Bank;

•	We may face higher risks of noncompliance with the Bank Secrecy Act and other anti-money laundering statutes and regulations than other financial institutions;

•	Failures to comply with the fair lending laws, Consumer Financial Protection Bureau regulations or the Community Reinvestment Act could adversely affect us;

•	Our principal shareholders and management own a significant percentage of our shares of voting common stock and will be able to exert significant control over matters subject to shareholder approval;

•	The rights of our common shareholders are subordinate to the holders of any debt securities that we have issued or may issue from time to time;

•	The stock price of financial institutions, like Amerant, may fluctuate significantly;

•	We can issue additional equity securities, which would lead to dilution of our issued and outstanding common stock;

•	Certain provisions of our amended and restated articles of incorporation and amended and restated bylaws, Florida law, and U.S. banking laws could have anti-takeover effects;

•	We may not be able to generate sufficient cash to service all of our debt, including our outstanding senior notes, subordinated notes, and debentures;

•

We are a holding company with limited operations and depend on our subsidiaries for the funds required to make payments of principal and interest on our outstanding senior notes, subordinated notes, and debentures;

•

We may incur a substantial level of debt that could materially adversely affect our ability to generate sufficient cash to fulfill our obligations under our outstanding senior notes, subordinated notes, and debentures;

•

We relied on the use of estimates and assumptions in the preparation of our preliminary estimated financial results and outlook described under the heading “Prospectus Supplement Summary — Recent Developments — Financial Highlights for the Two-Month Period Ended August 31, 2024; Third Quarter Outlook”; and

•	The other factors and information included in the reports and other filings that we make with the SEC under the Exchange Act and Securities Act.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in our reports filed with the SEC. Because of these risks and other uncertainties, our actual future financial condition, results, performance or achievements, or industry results, may be materially different from the results indicated by the forward-looking statements in this prospectus supplement. In addition, our past results of operations are not necessarily indicative of our future results of operations. You should not rely on any forward-looking statements as predictions of future events.

Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update, revise or correct any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All written or oral forward-looking statements that are made by us or are attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on March  7, 2024, our Quarterly Report on Form 10-Q for the quarter ended March  31, 2024, filed on May 3, 2024, and in our other filings with the SEC, which are available at the SEC’s website www.sec.gov.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary provides a brief overview of certain information appearing elsewhere in this prospectus supplement and the documents incorporated by reference herein, which are described under “Incorporation of Certain Documents by Reference.” Because it is a summary, it does not contain all the information that may be important to you. Before making an investment decision, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors” in this prospectus supplement, and the documents incorporated by reference herein and in the accompanying prospectus, including the financial statements and the accompanying notes contained in such documents.

Our Company

Amerant Bancorp Inc. is a bank holding company headquartered in Coral Gables, Florida, with $9.75 billion in assets, $6.7 billion in loans held for investment, $7.82 billion in deposits, $734.3 million of shareholders’ equity, and $2.45 billion in assets under management and custody as of June 30, 2024. We provide individuals and businesses with a comprehensive array of deposit, credit, investment, wealth management, retail banking, mortgage services and fiduciary services. We serve customers in our United States markets and select international customers. These services are offered through Amerant Bank, N.A., or the Bank, which is also headquartered in Coral Gables, Florida, and its subsidiaries. Fiduciary, investment, wealth management and mortgage services are provided by the Bank, the Bank’s securities broker-dealer subsidiary, Amerant Investments, Inc., or Amerant Investments, the Bank’s Grand Cayman based trust company subsidiary, Elant Bank & Trust Ltd., or the Cayman Bank, and Amerant Mortgage, LLC, or Amerant Mortgage.

The Bank was founded in 1979 and is the largest community bank headquartered in Florida. We currently operate 25 banking centers where we offer personal and commercial banking services. The Bank’s primary markets are South Florida, where we are headquartered and operate eighteen banking centers in Miami-Dade, Broward and Palm Beach counties, and Tampa, Florida where we have a regional headquarter office and operate one banking center.

We currently also operate six banking centers in Houston, Texas that serve the nearby areas of Harris, Montgomery, Fort Bend and Waller counties. In April of 2024, the Bank entered into an agreement with MidFirst Bank, or Midfirst, pursuant to which MidFirst will purchase certain assets and assume certain liabilities of the banking operations and its six branches in Houston, Texas, or the Houston Transaction. In July 2024, the Houston Transaction received regulatory approval and is expected to close on November 8, 2024, subject to the satisfaction of customary closing conditions.

In 2024, the Bank has continued expanding its operations in South Florida, opening new locations in downtown Miami, FL and in Ft. Lauderdale, FL and a new regional headquarter office in Plantation, FL. Plans for 2025 include a new banking center in Miami Beach and a new regional headquarter office and banking center in West Palm Beach.

Amerant Investments is a member of the Financial Industry Regulatory Authority, the Securities Investor Protection Corporation and a registered investment adviser with the SEC. Amerant Investments provides introductory brokerage, investment and transactions services primarily for customers of the Bank. Amerant Mortgage offers a full complement of residential lending solutions including conventional, government, construction, jumbo loans, and other residential lending product offerings.

The Cayman Bank is a bank and trust company domiciled in George Town, Grand Cayman. The Cayman Bank operates under a Cayman Offshore Bank license, or B license, and a Trust license and is supervised by the Cayman Islands Monetary Authority, or CIMA. The Cayman Bank has no staff and its fiduciary services and general administration are provided by the staff of the Bank. Approximately 50% of our trust relationships, including those of many of our important foreign customers, employ Cayman Islands trusts and are domiciled in the Cayman Bank. The Office of the Comptroller of the Currency periodically examines the Bank and reviews the fiduciary relationships and transactions that the Bank manages for the Cayman Bank. In 2023, the Company approved a plan for the dissolution of the Cayman Bank. We expect to retain certain trust relationships by migrating them to Florida foreign trust structures.

We have no foreign offices. The Cayman Bank does not maintain any physical offices in the Cayman Islands and has a registered agent in Grand Cayman as required by applicable regulations.

Through the Bank’s subsidiary, CB Reit Holding Corporation, we maintain a real estate investment trust, CB Real Estate Investments, or the REIT, which is taxed as a real estate investment trust. The REIT holds various of the Bank’s real estate loans, and allows the Bank to better manage the Bank’s real estate portfolio.

Our principal executive offices are located at 220 Alhambra Circle, Coral Gables, Florida 33134. Our telephone number is (305) 460-4728. Our website is www.amerantbank.com. Information on, or accessible through, our website is not part of this prospectus. Additional information about us and our subsidiaries may be found in the documents incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

Recent Developments

Given the close proximity of this offering to the end of the fiscal third quarter as well as certain pro forma material financial impacts resulting from our planned Houston branch divestiture, the completion of this offering, and the balance sheet repositioning we anticipate implementing upon completion of this offering (each of which is described in more detail below), we are presenting more current historical and projected financial information in this section. This includes a discussion of financial results for the two-month period ended August 31, 2024, projected financial results for the quarter ending September 30, 2024 (excluding the estimated impacts of selected anticipated events), and the pro forma impact as of June 30, 2024 with respect to selected anticipated events.

The preliminary estimated financial information for the quarter ending September 30, 2024 and the estimated impacts of selected anticipated events described below are based on currently available information. We do not intend to update or otherwise revise these anticipated events and estimates to reflect future events or changes in estimates and do not intend to disclose publicly whether actual events or our actual results will vary from the selected anticipated events or our estimates described below other than through the release of actual results in the ordinary course of business. No independent public accounting firm has compiled, examined or performed any procedures with respect to the estimated financial information contained below, nor have they expressed any opinion or other form of assurance on such information or its achievability. These estimates should not be regarded as a representation by us, our management or the underwriters as to our actual results for the third quarter. The assumptions and estimates underlying the estimated financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties, including those described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement, the accompanying base prospectus, and the documents incorporated herein by reference. Accordingly, there can be no assurance that the estimated financial information presented below is indicative of our future performance or that actual results will not differ materially from this estimated financial information. You should not place undue reliance on these estimates or selected anticipated events.

Financial Highlights for the Two-Month Period Ended August 31, 2024

The following presents certain unaudited financial information as of and for the two-month period ended August 31, 2024. Our third quarter of 2024 has not yet concluded and the following results are preliminary in nature and based upon currently available information. In the opinion of management, such unaudited financial information includes all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of our financial position and results of operations for such periods, but may not include normal quarter-end adjustments. These results are also subject to further revision based upon final actual results for the entire quarter ending September 30, 2024, our review and the review of our independent auditors of such quarterly results and an audit by our independent auditors of our annual results for the year ended December 31, 2024. Therefore, no assurance can be given that, upon completion of our review and the review of our independent auditors, we will not recognize materially different financial results than those set forth below. In addition, we cannot assure you our results for such period will be indicative of our results for the entire quarter ending September 30, 2024 or for the entire year ending December 31, 2024.

Selected Financial Results (unaudited)

	Two months ended
(in thousands)	August 31, 2024	May 31, 2024	August 31, 2023
Net interest margin	3.51%	3.55%	3.60%
Income before income tax	$12,867	$17,653	$24,134
Provision for credit losses	6,700	0	0
Pre-provision net revenue (non-GAAP)(1)	19,567	17,653	24,375
Net income	$10,101	$13,858	$19,307

(1)	See the section entitled, “Non-GAAP Financial Measures.”

Balance Sheet Summary (unaudited)

(in thousands)	August 31, 2024	June 30, 2024
Selected financial condition data:
Total assets	$10,050,329	$9,747,738
Total Loans, net	7,336,537	7,228,511
Loans held for sale, at lower of cost or fair value	543,979	551,828
Mortgage loans held for sale, at fair value	40,715	60,122
Loans held for investment, gross	6,842,790	6,710,961
Less: allowance for credit losses	90,947	94,400
Loans held for investment, net	6,751,843	6,616,561
Debt securities – available-for-sale, at fair value	1,329,797	1,269,356
Debt securities held to maturity, at amortized cost	217,935	219,613
Cash and due from banks	33,066	32,762
Total liabilities	9,288,597	9,013,396
Long-term borrowings	1,068,483	918,402
Subordinated notes, net of costs	29,568	29,539
Total deposits	7,946,801	7,816,011
Total stockholders’ equity	761,732	734,342
Non-performing loans	122,526	100,952
Non-performing assets	142,707	121,133

Selected Ratios (unaudited)

	August 31, 2024	June 30, 2024
Non-performing loans / total loans	1.65%	1.38%
Non-performing assets / total assets	1.42%	1.24%
Tangible common equity / tangible assets (Non-GAAP)(2)	7.35%	7.30%
Common equity Tier 1 capital ratio	9.42%	9.60%
Allowance for credit losses / total loans held for investment, gross	1.33%	1.41%

(2)	See the section entitled, “Non-GAAP Financial Measures.”

Selected Anticipated Events

We are presenting certain selected anticipated events below, which may impact our future results.

Previously Announced Houston Transaction

On April 16, 2024, the Bank entered into a Purchase and Assumption Agreement (the “Purchase Agreement”) with MidFirst pursuant to which MidFirst will purchase certain assets and assume certain liabilities of the banking operations and six branches in the Houston, Texas metropolitan statistical area (collectively, the “Branches”). Pursuant to the terms of the Purchase Agreement, MidFirst has agreed to assume certain deposit liabilities and to acquire certain loans, as well as cash, real property, personal property and other fixed assets associated with the Branches, as well as 45 team members. As of September 17, 2024, the Houston Transaction consisted of $549 million in loans and $538 million in deposits, and the anticipated premium to be received from MidFirst was $13 million. The Houston Transaction is expected to close in November 2024, subject to the satisfaction of customary closing conditions.

This Offering

During the third quarter of 2024, we anticipate raising gross proceeds from this offering of approximately $150 million, exclusive of the underwriters’ option to purchase additional shares, for general corporate purposes to support our continued organic growth, which may include, among other things, working capital, resolution of non-performing loans, investments in the Bank, and potential balance sheet optimization strategies.

Contemplated Securities Repositioning

If this offering is completed on terms that are satisfactory to us during the third quarter of 2024, then we anticipate undertaking a repositioning of our securities portfolio. If this offering is not completed on terms that are satisfactory to us during the third quarter of 2024, our management will evaluate whether to proceed with the repositioning, if at all, and the potential timing thereof. Subject to the foregoing, we expect that we would transfer approximately $220 million in securities held-to-maturity to available for sale. We would then sell all corporate notes and subordinated debt and sell all securities with a yield of less than 2.75%. These securities have an aggregate market value of $560 million as of September 16, 2024 and an average yield of 3.2%. We anticipate this sale to result in an aggregate after-tax loss of between $50 million and $60 million, which includes an after-tax loss of approximately $10 million due to the sale of held-to-maturity securities. An additional unrealized after-tax loss of approximately $4 million would be recorded due to the reclassification of held-to-maturity securities to available for sale. We anticipate reinvesting the proceeds of such repositioning in securities yielding approximately 4.5% and expect that up to $200 million in proceeds could be reinvested in near-term loan growth at a yield of approximately 7.0%. We expect this repositioning to improve our overall portfolio yield, increase liquidity for future loan growth and better position our portfolio for a potential downward change in rates.

The potential repositioning of our securities portfolio described above is subject to and contingent upon the completion of this offering during the third quarter of 2024 on terms that are satisfactory to us. Although we may consider proceeding with the repositioning in the event that this offering does not close on acceptable terms during the third quarter of 2024, we have not yet determined to do so. The repositioning will only occur, if at all, following our receipt of adequate capital. Please see “Risk Factors — Risks Related to an Investment in our Common Stock and the Offering — Our management will have broad discretion in allocating the net proceeds of the offering. Our failure to effectively utilize such net proceeds may have an adverse effect on our financial performance and the value of our common stock” and “Use of Proceeds” for additional information.

The selected anticipated events described above may not occur and our estimates related thereto are estimates only, and actual events and results may differ materially from what we currently anticipate and estimate. Factors that could cause actual events and our actual results to differ from our currently anticipated events and estimates include, but are not limited to, the factors described in the section entitled “Risk Factors” beginning on page S-18.

Third Quarter Outlook (Excluding the Potential Impacts of Selected Anticipated Events Described Above)

Given the close proximity of this offering to the end of the fiscal third quarter, we are presenting certain projected financial information for the third quarter of 2024 exclusive of any of the selected anticipated events described above. While our third quarter is not yet complete, and we expect to release our third quarter results in the second half of October of 2024, the following describes certain of our current expectations for the third quarter of 2024:

Balance Sheet Information. For the quarter ending September 30, 2024, we anticipate reporting total assets of approximately $10.2 billion, total gross loans of approximately $7.6 billion, total securities of $1.7 billion, cash and cash equivalents of $325.0 million and total deposits of $8.0 billion. We anticipate reporting a tangible common equity / tangible assets of 7.2% (non-GAAP), a Tier 1 leverage capital ratio of 8.4%, a CET1 capital ratio of 9.2%, and a total capital ratio of 11.2%.

Income Statement Information. We expect to report net income per diluted share of $0.16. Additionally, we expect to report core pre-provision net revenue (non-GAAP) for the third quarter in the range of $29.0 million to $31.0 million, which is calculated as net interest income plus non-interest income, reduced by non-interest expense.

We anticipate our net interest margin for the third quarter to be approximately 3.50%. We expect to report noninterest income of $18.0 million and noninterest expense of $73.5 million. Included in noninterest expense is an expected $5.0 million pre-tax loss on the expected sale of an other real estate owned property with a carrying value as of June 30, 2024 of approximately $20.2 million. We would have no other real estate owned upon the sale of this property. We anticipate that our provision for credit losses for the third quarter will be approximately $18.0 million. Our anticipated provision credit loss for the quarter reflects our expectations regarding management’s estimates of the amounts appropriate to maintain adequate balances in our credit loss reserve, in view of internal risk ratings in our loan portfolio and current market and credit conditions affecting our borrowers.

Asset Quality Information. We anticipate that our non-performing assets will be approximately $113.4 million, down from $120.0 million at the end of the second quarter of 2024, noting that with the anticipated sale of our only other real estate owned asset, our only remaining non-performing assets will be non-performing loans. Our non-performing loans will be approximately $113.4 million, up from $101.0 million at the end of the second quarter of 2024. We expect to charge-off all previously allocated specific reserves during the quarter, resulting in gross charge-offs for the quarter of $33.9 million, offset by expected recoveries of $2.4 million. We expect to report allowance for credit losses of $81.1 million at the end of the third quarter, with the allowance for credit losses to loans held for investment of 1.16%, criticized loans to loans of 2.7% and allowance for credit losses to criticized loans of 42.7%.

Our expectations for the third quarter of 2024 are estimates only and actual results may differ materially from our current estimates. Factors that could cause our actual results to differ from our current estimates include, but are not limited to, the factors described in the section entitled “Risk Factors” beginning on page S-18.

Pro Forma Financial Information

The following pro forma balance sheet gives effect to the completion of the Houston Transaction, this offering, and/or the contemplated repositioning of our securities portfolio (collectively referred to as the “Transactions”) as further described above under “— Selected Anticipated Events.” The pro forma information is presented for illustrative purposes only and does not purport to be indicative of our financial condition or results of operations following the completion of the Transactions.

Such unaudited pro forma financial information is based on various adjustments, assumptions and preliminary estimates as described in the accompanying notes, and may not be an indication of our financial condition or results of operations following the completion of the Transactions. Our actual financial condition and results of operations following the completion of the Transactions may not be consistent with, or evident from, the pro forma financial information. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the completion of the Transactions. Our potential for future business performance and financial results must be considered in light of the risks, uncertainties, expenses and difficulties described in this prospectus supplement, the accompanying base prospectus, and the documents incorporated herein by reference.

$ in thousands; except per share	As Reported June 30, 2024	Houston Transaction(3)		Pro Forma with Houston Transaction	Common Equity Raise(9)		Securities Portfolio Repositioning(12)		Pro Forma with Houston Transaction, Common Equity Raise & Securities Portfolio Repositioning
Assets
Cash & Cash Equivalents	310,319	21,018	(4)	331,337	—		0		331,337
Total Securities	1,547,864	0		1,547,864	141,715	(9)	(14,638	)(13)	1,674,941
Total Loans & Leases	7,322,911	(549,459	)(3)	6,773,452	—		—		6,773,452
Less: Reserves	94,400	0		94,400	—		—		94,400

Net Loans & Leases	7,228,511	(549,459)		6,679,052	—		—		6,679,052
Total Intangibles(1)	24,581	0		24,581	—		—		24,581
Other Assets	636,463	(0)		636,463	—		—		636,463

TOTAL ASSETS	$9,747,738	$(528,442)		$9,219,296	$141,715		$(14,638)		$9,346,374

Liabilities and Stockholders’ Equity
Total Deposits	7,816,011	(537,703	)(3)	7,278,308	—		—		7,278,308
Other Liabilities	1,197,385	0		1,197,385	—		—		1,197,385

Total Liabilities	9,013,396	(537,703)		8,475,693	—		—		8,475,693
Total Equity	734,342	9,261	(5)	743,603	141,715	(9)	(14,638	)(13)	870,681

TOTAL LIABILITIES & EQUITY	$9,747,738	$(528,442)		$9,219,296	$141,715		$(14,638)		$9,346,374

Tangible Assets (Non-GAAP)	9,723,157	(528,442)		9,194,715	141,715		(14,638)		9,321,793
Tangible Common Shareholders’ Equity (Non-GAAP)	709,761	9,261	(5)	719,022	141,715	(9)	(14,638	)(13)	846,100
Common Shares Outstanding	33,563	—		33,563	6,925	(10)	—		40,488
Tangible Book Value per Share	$21.15	—		$21.42	—		—		$20.90
Reserves / Loans(2)	1.41%	—		—	—		—		1.41%
Reserves / non-performing loans	94%	—		—	—		—		94%
Consolidated Regulatory Capital
CET1 Capital	798,147	9,261	(5)	807,408	141,715	(9)	(56,969	)(14)	892,154
Tier 1 Capital	858,911	9,261	(5)	868,172	141,715	(9)	(56,969	)(14)	952,918
Total Risk Based Capital (TRBC)	987,445	9,261	(5)	996,706	141,715	(9)	(56,969	)(14)	1,081,452
Risk Weighted Assets (RWA)	8,310,601	(505,631	)(6)	7,804,970	28,343	(11)	(163,187	)(15)	7,670,127
Total Average Assets for Leverage Ratio	9,830,348	(537,703	)(7)	9,292,645	141,715	(9)	(14,638	)(13)	9,419,722
Regulatory CRE	2,567,413	(117,298	)(8)	2,450,115	—		—		2,450,115

Tangible Common Equity / Tangible Assets (Non-GAAP)	7.3%	—		7.8%	—		—		9.1%
Tier 1 Leverage Ratio	8.7%	—		9.3%	—		—		10.1%
CET 1 Ratio	9.6%	—		10.3%	—		—		11.6%
Total Risk Based Capital Ratio	11.9%	—		12.8%	—		—		14.1%
Regulatory CRE / Total Risk-Based Capital Ratio	260%	—		246%	—		—		227%

Note: Consolidated regulatory capital used.

(1)	Consists primarily of goodwill, naming rights, and mortgage servicing rights.
(2)	Includes loans held-for-investment (HFI); excludes loans held-for-sale (HFS).
(3)	Financial information as of September 17, 2024.
(4)	Estimated cash to be received at closing, calculated as Total Loans less Total Deposits plus after-tax deposit premium less after-tax transaction charges.
(5)	Assumes $13.0 million pre-tax deposit premium, $1.2 million of remaining pre-tax transaction charges, and 21.5% tax rate.
(6)	Assumes 96% weighted average risk weighting on divested loans.
(7)	Assumed impact based on total deposits.
(8)	Assumes approximately 21% of divested loans would qualify for Regulatory CRE.
(9)	Assumes $150.0 million gross common equity offering, 5.0% underwriting spread, $1.0 million of pre-tax charges and 21.5% tax rate.
(10)	Shares issued assume offering price per share of $21.66 based on closing price as of September 20, 2024.
(11)	Assumes 20% risk weight on net proceeds.
(12)	Financial information as of September 16, 2024. Assumes securities with market value of $560 million are sold and reinvested at higher yields.
(13)

Includes $10.2 million after-tax loss on securities classified as held-to-maturity as of June 30, 2024 and $4.4 million after-tax unrealized loss on securities transitioned from held-to-maturity to available-for-sale and not sold.

(14)	Includes total after-tax, realized loss on securities.
(15)	Net impact of divested securities which assume 48% risk weight, and new securities that assume a 20% risk weight.

Non-GAAP Financial Measures

The Company supplements its financial results that are determined in accordance with Generally Accepted Accounting Principles (GAAP) with non-GAAP financial measures, such as pre-provision net revenue (PPNR) and tangible common equity / tangible assets. This supplemental information is not required by or is not presented in accordance with GAAP. The Company refers to these financial measures and ratios as “non-GAAP financial measures” and they should not be considered in isolation or as a substitute for the GAAP measures presented herein.

We use certain non-GAAP financial measures, including those mentioned above, both to explain our results to shareholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our past performance and prospects for future performance. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies. Amerant does not provide a reconciliation of certain forward-looking non-GAAP financial measures and projections to their most directly comparable GAAP financial measures because Amerant is unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the complexity and inherent difficulty in forecasting and quantifying future amounts or when they may occur. Such unavailable information could be significant to future results.

The following table is a reconciliation of the non-GAAP financial measures set forth above to the most closely comparable GAAP financial measures.

	Two Months Ended, August 31, 2024	Three Months Ended, June 30, 2024	Two Months Ended, May 31, 2024	Two Months Ended, August 31, 2023
	(in thousands)
Net income (GAAP)	$10,101	$4,963	$13,858	$19,307
Plus: provision for credit losses (GAAP)	6,700	19,150	—	—
Plus: provision for income tax expense (GAAP)	2,766	1,360	3,795	5,068

Pre-provision net revenue (PPNR) (Non-GAAP)	$19,567	$25,473	$17,653	$24,375

	Two Months Ended, August 31, 2024	Three Months Ended, June 30, 2024
	(in thousands and percentages)
Stockholders’ equity (GAAP)	$761,732	$734,342
Less: goodwill and other intangibles (GAAP)(1)	(24,517)	(24,581)

Tangible common stockholders’ equity (Non-GAAP)	$737,215	$709,761

Total assets (GAAP)	$10,050,329	$9,747,738
Less: goodwill and other intangibles (GAAP)(1)	(24,517)	(24,581)

Tangible assets (Non-GAAP)	$10,025,812	$9,723,157

Tangible common equity / tangible assets (Non-GAAP)	7.35%	7.30%

(1)	Other intangible assets consist primarily of naming rights and mortgage servicing rights.

THE OFFERING

Issuer	Amerant Bancorp Inc.

Shares of common stock offered by us	7,900,000 shares (or 8,684,210 shares if the underwriters exercise in full their option to purchase additional shares).

Shares of common stock to be outstanding after the offering	41,326,676 shares (or 42,110,886 shares if the underwriters exercise in full their option to purchase additional shares).

Public offering price per share	$19.00

Use of proceeds	General corporate purposes to support our continued organic growth, which may include, among other things, working capital, resolution of non-performing loans, investments in the Bank, and potential balance sheet optimization strategies.

Risk factors	You should carefully read and consider the information set forth under the under the heading “Risk Factors” beginning on page S-18 of this prospectus supplement, on page 9 of the accompanying prospectus and under the heading “Part I. Item IA. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as updated by our subsequent filings with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which are incorporated herein by reference, before deciding to invest in our common stock.

Lock-up agreements	We, each of our executive officers, and directors have entered into lock-up agreements, which restrict such persons from engaging in certain transactions in our securities during the Lock-Up Period (as defined below) without the consent of the underwriters. See “Underwriting—Lock-Up Agreements” in this prospectus supplement.

Listing and trading symbol	Our common stock is traded on NYSE under the symbol “AMTB”.

Unless otherwise noted, references in this prospectus supplement to the number of shares of our common stock outstanding after this offering are based on 33,426,676 shares of our Class A voting and non-voting common stock issued and outstanding as of September 17, 2024. Except as otherwise indicated, the information in this prospectus supplement:

•	Includes 50,623 unvested shares of restricted stock granted under our 2018 Equity and Incentive Compensation Plan, or the 2018 Plan;

•	excludes 338,208 unvested restricted stock units granted under the 2018 Plan;

•	excludes 144,008 shares of unvested performance based restricted stock units (assuming attainment of performance goal at target) granted under the 2018 Plan;

•	excludes 3,167,775 shares of common stock reserved for issuance under our equity compensation plans; and

•	assumes no exercise of the underwriters’ option to purchase additional shares of our common stock.

RISK FACTORS

An investment in our common stock involves a significant degree of risk. The material risks and uncertainties that management believes affect us are described below. Before you decide to invest in our common stock, you should carefully read and consider all of the information contained in this prospectus supplement, including the risks and uncertainties described below and under “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement, and the other documents incorporated by reference into this prospectus supplement, including the risks and uncertainties described under the under the heading “Risk Factors” beginning on page 5 of the accompanying prospectus and under the heading “Part I. Item IA. Risk Factors” in our Annual Report on Form 10-K for the year ended December  31, 2023, as updated by our subsequent filings with the U.S. SEC, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024. Any of these risks, if they are realized, could have an adverse effect on our business, financial condition and results of operations, and consequently, the value of our common stock. In any such case, you could lose all or a portion of your original investment. Further, additional risks and uncertainties not currently known to us or that we currently believe to be immaterial may also adversely affect us. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to an Investment in Our Common Stock and the Offering

Our management will have broad discretion in allocating the net proceeds of the offering. Our failure to effectively utilize such net proceeds may have an adverse effect on our financial performance and the value of our common stock.

We intend to use the net proceeds from this offering as set forth under “Use of Proceeds.” However, we are not required to apply any portion of the net proceeds of this offering for any particular purpose and our management could use the proceeds for purposes other than those contemplated at the time of this offering. Accordingly, our management will have broad discretion in the application of the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. You will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. If we do not invest or apply the net proceeds from this offering in ways that enhance shareholder value, we may fail to achieve expected financial results, which could cause the market price of our stock to decline. See “Use of Proceeds.”

Our principal shareholders and management own a significant percentage of our shares of voting common stock and will be able to exert significant control over matters subject to shareholder approval.

As of September 17, 2024, our executive officers, directors and each of our greater than 5% holders of our common stock beneficially owned outstanding shares of Class A voting and non-voting common stock representing, in the aggregate, approximately 34% of the outstanding shares of our Class A voting and non-voting common stock (without giving effect to the broad family holdings of the Capriles, Marturet and Vollmer families, which will bring the percentage to an aggregate of approximately 61.5%). Following the completion of this offering, and assuming no exercise of the underwriter’s option to purchase additional shares, the outstanding shares of Class A voting and non-voting common stock owned by our executive officers, directors and each of our greater than 5% holders of our common stock beneficially owned outstanding shares representing, in the aggregate, approximately 27.4% of the outstanding shares of our Class A voting and non-voting common stock (without giving effect to the broad family holdings of the Capriles, Marturet and Vollmer families, which will bring the percentage to an aggregate of approximately 49.7%). As a result, these shareholders, if they act individually or together, may exert a significant degree of influence over our management and affairs and over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, such as mergers, the sale of substantially all of our assets and other extraordinary corporate matters.

Furthermore, the interests of these shareholders may not always coincide with the interests of other shareholders, including you and, accordingly, they could cause us to enter into transactions or agreements which we might not otherwise consider or prevent us from adopting actions that we might otherwise implement.

The rights of our common shareholders are subordinate to the holders of any debt securities that we have issued or may issue from time to time.

As of June 30, 2024, we had outstanding an aggregate principal amount of $60.0 million of senior notes with a coupon rate of 5.75% and a maturity date of June 30, 2025, or the Senior Notes; an aggregate principal amount of $30.0 million of 4.25% Fixed-to-Floating Rate Subordinated Notes due March 15, 2032, or the Subordinated Notes; and an aggregate principal amount of $64.2 million in junior subordinated debentures, or the Debentures. Because these debt instruments rank senior to our common stock, if we fail to timely make principal and interest payments on the Senior Notes, the Subordinated Notes and the Debentures, we may not pay any dividends on our common stock. Further, if we declare bankruptcy, dissolve, or liquidate, the holders of the Senior Notes, the Subordinated Notes and the Debentures must be satisfied before any distributions can be made to the holders of our common stock.

The stock price of financial institutions, like Amerant, may fluctuate significantly.

We cannot predict the prices at which our shares of common stock will continue to trade. You should consider an investment in our common stock to be risky. The trading price has been, and may in the future be highly volatile, which may make it difficult for you to resell your shares at the volume, prices and times desired. In addition, our stock price has traded below book value in 2024. There are many factors that may affect the market price and trading volume of our shares of common stock, including the factors described in this “Risk Factors” section, and other factors, most of which are outside of our control.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company or industry. These broad market fluctuations, as well as general economic, systemic, political and market conditions, including recessions, loss of investor confidence, and interest rate changes, may negatively affect the market price of our common stock. Increased market volatility may materially and adversely affect the market price of our common stock, which could make it difficult to sell your shares at the volume, prices and times desired.

Because our public float calculation is below $700 million, we do not qualify as a well-known seasoned issuer and are not be able to file automatic shelf registration statements on Form S-3ASR or enjoy the benefits associated with such registration statements, such as automatic effectiveness immediately upon filing, permitting companies to omit more information from the base prospectus than permitted for other shelf registration statements, allowing companies to register unspecified amounts of securities and doing so without allocating among securities or between primary and secondary offerings, and permitting companies to pay filing fees on a “pay-as-you-go” basis at the time of each takedown from the shelf registration statement. Not qualifying as a well-known seasoned issuer may also impact the views or perceptions of investors and analysts and may influence investors’ willingness to purchase or hold our securities or analysts’ recommendations regarding our securities.

We can issue additional equity securities, which would lead to dilution of our issued and outstanding common stock.

The issuance of additional equity securities or securities convertible into equity securities would result in dilution of our existing shareholders’ equity interests. We are authorized to issue up to 250 million shares of our Class A voting common stock and up to 25 million shares of our Class A non-voting common stock, par value $0.10 per share, or the non-voting common stock. We are authorized to issue, without shareholder approval, up to 50 million shares of preferred stock in one or more series, which may give other shareholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of our common stock and our non-voting common stock. We are authorized to issue, without shareholder approval, except as required by law or the NYSE, securities convertible into either common stock or preferred stock. Furthermore, we have adopted an equity compensation program for our employees and an employee stock purchase plan, which also could result in dilution of our existing shareholders’ equity interests.

Following the completion of this offering, and assuming no exercise of the underwriters’ option to purchase additional shares, we will have issued and outstanding 41,326,676 shares of our Class A voting and non-voting common stock (or 42,110,886 shares if the underwriters exercise their option to purchase additional shares in full), a significant portion of which will be freely transferable without restriction or further registration under the Securities Act. We and our executive officers and our directors holding, in the aggregate, 2,182,338 shares of our Class A voting and non-voting common stock as of September 17, 2024 (representing approximately 5.41% of our outstanding shares of common stock as of such date), have agreed not to sell any shares of our Class A voting and non-voting common stock for a period of 90 days from the date of this prospectus supplement, or the Lock-Up Period, subject to certain exceptions. See the section entitled “Underwriting.” Following the expiration of the Lock-Up Period, all of these shares will be eligible for resale under Rule 144 of the Securities Act, subject to any applicable holding period requirements and volume limitations. In addition, the underwriters, at any time and without notice, may release all or any portion of the common stock subject to such lock-up restrictions. The remaining shares of our common stock outstanding prior to this offering are not subject to lock-up agreements and they may be freely resold at any time, subject to the restrictions described in this prospectus supplement, if applicable, for affiliate holders. The shares of our common stock being offered and sold in this offering will also generally be available for resale into the public markets. See the section entitled “Underwriting.”

The market price for our common stock may decline significantly when the restrictions on resale by our existing shareholders lapse. Actual or anticipated issuances or sales of substantial additional amounts of our common stock following this offering could cause the market price of our common stock to decline significantly and make it more difficult for us to sell equity or equity-related securities in the future on favorable terms, or at all. We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock. Further, a decline in the market price of our common stock might impede our ability to raise capital through the issuance of additional common stock or other equity securities.

Certain provisions of our amended and restated articles of incorporation and amended and restated bylaws, Florida law, and U.S. banking laws could have anti-takeover effects.

Certain provisions of our amended and restated articles of incorporation and amended and restated bylaws, as well as Florida law, and the Bank Holding Company Act, or the BHC Act, and Change in Bank Control Act, could delay or prevent a change of control that you may favor. Our amended and restated articles of incorporation and amended and restated bylaws include certain provisions that could delay a takeover or change in control of us, including: the exclusive right of our board to fill any director vacancy; advance notice requirements for shareholder proposals and director nominations; provisions limiting the shareholders’ ability to call special meetings of shareholders or to take action by written consent; and the ability of our board to designate the terms of and issue new series of preferred stock without shareholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board.

The Florida Business Corporation Act contains a control-share acquisition statute that provides that a person who acquires shares in an “issuing public corporation,” as defined in the statute, in excess of certain specified thresholds generally will not have any voting rights with respect to such shares, unless such voting rights are approved by the holders of a majority of the votes of each class of securities entitled to vote separately, excluding shares held or controlled by the acquiring person. Furthermore, the BHC Act and the Change in Bank Control Act impose notice, application and approvals and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect “control” of bank holding companies, such as ourselves.

An investment in our common stock is not an insured deposit and is not guaranteed by the FDIC, so you could lose some or all of your investment.

An investment in our common stock is not a bank deposit and, therefore, is not insured against loss or guaranteed by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described herein, and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you could lose some or all of your investment.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, or change their recommendations regarding our common stock or if our operating results do not meet their expectations, the market price of our common stock and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, or our operating results do not meet their expectations, either absolutely or relative to our competitors, the market price of our common stock would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the market price of our common stock or trading volume to decline. If we fail to meet the expectations of analysts for our operating results, the market price of our common stock would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause the market price of our common stock and trading volume to decline.

The unaudited pro forma financial information included in this prospectus supplement is presented for illustrative purposes only and does not purport to be indicative of our financial condition or results of operations following the completion of the Transactions.

The unaudited pro forma financial information included in this prospectus supplement is presented for illustrative purposes only. It is based on various adjustments, assumptions and preliminary estimates and may not be an indication of our financial condition or results of operations following the completion of the Transactions for several reasons. Our actual financial condition and results of operations following the completion of the Transactions may not be consistent with, or evident from, the pro forma financial information. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the completion of the Transactions. Our potential for future business performance and financial results must be considered in light of the risks, uncertainties, expenses and difficulties described in this prospectus supplement, the accompanying base prospectus, and the documents incorporated herein by reference.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $141.6 million, or approximately $155.7 million if the underwriters exercise in full their option to purchase additional shares, in each case, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

We expect to use the net proceeds from this offering for general corporate purposes and to support our continued organic growth, which may include, among other things, working capital, investments in the Bank, resolution of non-performing loans, and potential balance sheet optimization strategies.

To the extent this offering closes during the third quarter of 2024, we expect to use a portion of the net proceeds from this offering to implement the repositioning of our securities portfolio as described above. The repositioning is described in further detail under the heading “Summary — Selected Anticipated Events”. We have only determined to conduct the repositioning if this offering is completed on terms that are satisfactory to us during the third quarter of 2024. If this offering is not completed during the third quarter of 2024, our management will evaluate whether to proceed with the repositioning, if at all, and the potential timing thereof.

Our board of directors and management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our board of directors and management with regard to the use of these net proceeds. Please see “Risk Factors — Risks Related to an Investment in Our Common Stock and the Offering — Our management will have broad discretion in allocating the net proceeds of the offering. Our failure to effectively utilize such net proceeds may have an adverse effect on our financial performance and the value of our common stock.” Pending the use of the net proceeds from this offering as described above, we may invest the net proceeds in cash or short-term marketable securities.

The foregoing represents our intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the net proceeds of the offering in a manner other than as described in this prospectus supplement.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2024:

•	on an actual basis; and

•

on an as adjusted basis to reflect the sale of 7,900,000 shares of our common stock offered by us at the public offering price of $19.00 per share in this offering, less the underwriting discount and our estimated offering expenses (assuming the underwriters’ option to purchase additional shares from us is not exercised).

This table should be read in conjunction with, and is qualified in its entirety by reference to, the information appearing under “Use of Proceeds” included elsewhere in this prospectus supplement, our historical financial statements and related notes incorporated by reference into this prospectus supplement.

	As of June 30, 2024
(in thousands, except share data)	Actual	As Adjusted(3)
Cash and cash equivalents	$310,319	$451,914
Liabilities:
Deposits	$7,816,011	$7,816,011
Other liabilities	1,197,385	1,197,385

Total Liabilities	9,013,396	9,013,396

Stockholders’ equity:
Class A common stock, $0.10 par value, 250 million shares authorized; 33,562,756 shares issued and outstanding at June 30, 2024(1)	$3,357	$4,147
Additional paid-in capital	189,601	330,406
Retained earnings	620,299	620,299
Accumulated other comprehensive loss	(78,915)	(78,915)
Total stockholders’ equity	$734,342	$875,937

Total liabilities and stockholders’ equity	$9,747,738	$9,889,333

Consolidated regulatory capital ratios:
Total capital ratio	11.88%	13.59%
Tier 1 capital ratio	10.34%	12.04%
Tier 1 leverage ratio	8.74%	10.18%
CET1 ratio	9.60%	11.31%
Tangible common equity / tangible assets(2)	7.30%	8.63%

(1)	Includes shares of Amerant’s Class A voting and non-voting common stock.

(2)	See the section entitled, “Non-GAAP Financial Measures.”

(3)	Does not give effect to the Houston Transaction or the application of the net proceeds of this offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of certain material United States federal income tax consequences of the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below) that acquires our common stock in this offering and holds our common stock as a “capital asset” (generally, property held for investment). This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations and judicial and administrative authority, all of which are subject to change or differing interpretation, possibly with retroactive effect. Any such change or differing interpretation could result in U.S. federal income tax consequences that differ from those summarized below. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to any of the U.S. federal income tax consequences discussed below and there can be no assurance that the IRS would not assert, or that a court would not sustain, positions contrary to those described in this summary.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their individual circumstances, or to investors subject to special treatment under U.S. federal income tax laws, including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons who have acquired our common stock as compensation or otherwise in connection with the performance of services, persons subject to special tax accounting rules under Code Section 451(b), or persons that will hold our common stock as a position in a “hedging transaction,” “straddle,” “conversion transaction” or other risk reduction transaction. This summary does not address all aspects of U.S. federal income taxes, such as consequences under the Medicare contribution tax or the alternative minimum tax. Further, this summary does not address the consequences under any U.S. federal tax laws other than U.S. federal income tax laws, such as U.S. federal estate or gift tax laws, and does not address the consequences under the tax laws of any state, local, or non-U.S. jurisdiction.

As used in this summary, the terms “non-U.S. holder” or “you” refer to a beneficial owner of our common stock that for U.S. federal income tax purposes is neither a partnership (including any entity or arrangement treated as a partnership for such purposes) nor a “United States person” which term refers to any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States (including certain former citizens and former long-term residents of the United States);

•

a corporation (or other entity or arrangement taxable for U.S. federal income tax purposes as a corporation) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust which (1) is subject to the primary supervision of a court within the United States and one or more United States persons as defined under Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are treated as a partner in such an entity holding our common stock, you should consult your tax advisor as to the U.S. federal income tax consequences applicable to you.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY PROSPECTIVE PURCHASER OF OUR COMMON STOCK. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO

THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON- U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Distributions

Distributions paid with respect to our common stock generally will be treated as dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Distributions not treated as dividends for U.S. federal income tax purposes first will constitute a return of capital and be applied against and reduce a non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “-Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a non-U.S. Holder of our common stock will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). If a non-U.S. Holder holds the stock through a financial institution or other intermediary, the non-U.S. Holder will be required to provide appropriate documentation to the intermediary, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. A non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a non-U.S. Holder are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other taxable disposition of our common stock unless:

•	you are a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met;

•

the gain is effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, you maintain a permanent establishment or fixed base in the United States to which such gain is attributable); or

•

our common stock constitutes a United States real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes and certain other conditions are satisfied.

Gain described in the first bullet point above will be subject to a flat 30% tax (or such lower rate as specified by any applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Gain described in the second bullet point above generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our worldwide real property interests plus certain other business assets, there can be no assurance that we are not or will not become a USRPHC. Generally, a corporation is a USRPHC only if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus certain other business assets.

Even if we are or were to become a USRPHC, gain arising from a non-U.S. Holder’s sale or other taxable disposition of our common stock will not be subject to U.S. federal income tax if our common stock is regularly traded on an established securities market (within the meaning of Code Section 897(c)(3)) and the non-U.S. Holder actually and constructively owns 5% or less of our common stock throughout the shorter of the five-year period preceding the non-U.S. Holder’s disposition of, or the non-U.S. Holder’s holding period for, our common stock. Please note, though, that we can provide no assurance that our common stock will be or remain regularly traded.

Information Reporting and Backup Withholding

Annual reporting to the IRS and to each non-U.S. Holder will be required as to the amount of dividends paid to such non-U.S. Holder and the amount, if any, of tax withheld with respect to such dividends. This information may also be made available to the tax authorities in the non-U.S. Holder’s country of residence. Dividends generally are not subject to “backup withholding” if the non-U.S. Holder properly certifies as to its non-U.S. status (usually by completing an IRS Form W-8BEN, Form W-8BEN-E or Form W-8ECI).

The payment of the proceeds of the sale or other disposition of our common stock to or through the U.S. office of a broker will be subject to both backup withholding and information reporting unless the non-U.S. Holder certifies its non-U.S. status (usually by completing an IRS Form W-8BEN, Form W-8BEN-E or Form W-8ECI) or otherwise establishes an exemption. Information reporting requirements, but not backup withholding, generally will also apply to payments of the proceeds of a sale or other disposition of our common stock by a non-U.S. office of a U.S. broker or a non-U.S. broker with certain types of relationships to the United States unless the non-U.S. Holder certifies its non-U.S. status or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a non-U.S. Holder may be refunded or credited against such non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code, known as the Foreign Account Tax Compliance Act, or FATCA, and the relevant administrative guidance thereunder, impose a withholding tax of 30% on dividends on our common stock paid to certain foreign entities unless various information reporting, withholding and other requirements are satisfied. Although withholding under FATCA would have applied to payments of gross proceeds from the taxable disposition of our common stock on or after January 1, 2019, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An inter-governmental agreement between the United States and an applicable non-U.S. country may modify such requirements. Prospective investors should consult their own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

UNDERWRITING

We have entered into an underwriting agreement, dated September 26, 2024, with Stephens Inc. and Piper Sandler & Co., as representatives of the underwriters named below. Subject to certain conditions, each underwriter has severally agreed to purchase from us the number of shares of our common stock set forth opposite its name below.

Number of Shares
Stephens Inc.	3,160,000
Piper Sandler & Co.	3,160,000
Keefe, Bruyette & Woods, Inc.	790,000
Raymond James & Associates, Inc.	790,000

Total	7,900,000

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have severally agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel to the underwriters and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted to the underwriters an option to purchase up to 784,210 additional shares of our common stock at the public offering price set forth on the cover page of this prospectus supplement, less the underwriting discount. The underwriters may exercise this option, in whole or in part, for up to 30 days from the date of this prospectus supplement. If the underwriters exercise this option, each underwriter will be obligated, subject to the conditions in the underwriting agreement, to purchase a number of additional shares of common stock from us in approximately the same proportion as set forth in the table above.

Underwriting Discount

The underwriters propose to offer shares of our common stock directly to the public at the price set forth on the cover page of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.57 per share. If all of the shares of our common stock are not sold at the public offering price, the representatives of the underwriters may change the public offering price and the other selling terms.

The following table shows the public offering price, underwriting discount and proceeds to us, before expenses, on both a per share and aggregate basis. The aggregate amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

	Per Share	Total No Exercise	Full Exercise
Price to the public	$19.00	$150,100,000.00	$164,999,990.00
Underwriting discounts and commissions	$0.95	$7,505,000.00	$8,249,999.50
Proceeds to (before expenses)	$18.05	$142,595,000.00	$156,749,990.50

We estimate that our total offering expenses, excluding the underwriting discount, will be approximately $1,000,000. We have also agreed to reimburse the underwriters for certain of their reasonable out-of-pocket expenses incurred in connection with their engagement as underwriters, including, without limitation, certain legal fees and expenses and marketing, syndication and travel expenses.

Lock-Up Agreements

We, and each of our executive officers and directors, have agreed, for the period beginning on and including the date of this prospectus supplement through and including the date that is 90 days after the date of this prospectus supplement, without the prior written consent of each representative of the underwriters, not to:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, hypothecate, establish an open “put equivalent position” within the meaning of Exchange Act Rule 16a-1(h), or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock, whether the common stock is owned on the date of this prospectus supplement or acquired after the date of this prospectus supplement, or file (with respect to the Company) or cause to be filed any registration statement relating to any of the restricted activities;

•

enter into any swap, hedge or any other agreement or any transaction that transfers, in whole or in part, the economic consequences of ownership of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, whether the swap, hedge or transaction is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise; or

•	publicly disclose the intention to make any such offer, pledge, sale or disposition, or to enter into any such swap, hedge, transaction or other arrangement.

These restrictions are expressly agreed to in order to preclude us, and our executive officers and directors, from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of our common stock or other securities, in cash or otherwise. These restrictions are subject to customary exceptions.

The representatives may, in its discretion and at any time and from time to time, without notice, release all or any portion of the shares of our common stock and other securities that are restricted by these agreements from the restrictions listed above.

NYSE Listing

Our common stock is listed and traded on the NYSE under the symbol “AMTB.”

Indemnity

We have agreed to indemnify the underwriters and their affiliates, selling agents and controlling persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the underwriters and their affiliates, selling agents and controlling persons may be required to make in respect of those liabilities.

Stabilization Transactions

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock, including stabilizing transactions, short sales and purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may include the sale by the underwriters of more shares than they are obligated to purchase under the underwriting agreement, creating a short position that may be either a covered short position or a naked short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares described above. The underwriters can close out a covered short sale by exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares described above. The underwriters also may sell shares in excess of their option to purchase additional shares, creating a naked short position to the extent of the excess. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

The underwriters also may engage in syndicate covering transactions, which are transactions that involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

These transactions may have the effect of raising or maintaining the market price of the shares of our common stock or preventing or retarding a decline in the market price of the shares of our common stock. As a result, the price of the shares of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares of our common stock. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without notice.

Electronic Prospectus Delivery

A prospectus supplement in electronic format may be made available by e-mail or on the websites maintained by the underwriters. In connection with this offering, the underwriters or certain securities dealers may distribute prospectuses electronically. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate shares of our common stock for sale to online brokerage account holders. Any such allocation of online distributions will be made by the underwriters on the same basis as other allocations. Other than this prospectus supplement in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter or syndicate member is not part of this prospectus supplement, has not been approved and/or endorsed by the underwriters or us and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of common stock offered hereby. Any such short positions could adversely affect future trading prices of the shares of common stock offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Notice to Investors

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the common shares described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

United Kingdom

Each of the underwriters has represented and agreed that:

•

it has not made or will not make an offer of the securities to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended (the “FSMA”), except to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the prospectus rules of the Financial Conduct Authority made under Section 73A of the FSMA;

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) received in connection with this offering in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

•	it has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (as defined below), each referred to as a Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, referred to as the Relevant Implementation Date, it has not made and will not make an offer of the securities which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) in such Relevant Member State; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided, that no such offer of securities shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any securities under, the offer contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

•	it is a qualified investor as defined in the Prospectus Directive; and

•

in the case of any securities acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (1) the securities acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or (2) where securities have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of the provisions in the two immediately preceding paragraphs, the expression an “offer of the securities to the public” in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State.

LEGAL MATTERS

The validity of the shares of common stock offered hereby and certain other legal matters in connection with the offering will be passed upon for us by Squire Patton Boggs (US) LLP, New York, New York. Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia, will pass upon certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements of Amerant Bancorp Inc. as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023 and the effectiveness of internal control over financial reporting as of December 31, 2023 incorporated in this Prospectus by reference from the Amerant Bancorp Inc. Annual Report on Form 10-K for the year ended December 31, 2023 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Amerant Bancorp Inc.

$300,000,000

Debt Securities

Common Stock

Preferred Stock

Warrants

Depositary Shares

Subscription Rights

Stock Purchase Contracts

Stock Purchase Units

Units

By this prospectus, we may offer from time to time up to $300,000,000 of any combination of the securities described in this prospectus.

We will provide the specific terms of these securities in supplements to this prospectus. We can only use this prospectus to offer and sell any specific security by also including a prospectus supplement for that security. You should read this prospectus and the prospectus supplements carefully before you invest.

We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement. In addition, the underwriters, if any, may over-allot a portion of the securities.

You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus.

Our Class A common stock is listed on the Nasdaq Global Select Market under the trading symbol “AMTB.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. You should carefully read and consider the risk factors under the heading “Risk Factors” on page 6 of this prospectus and the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in our securities.

These securities are not deposits or savings accounts, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and are not obligations of, or guaranteed by, a bank.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 7, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf process, we may sell the securities described in the prospectus from time to time.

This prospectus provides you with a general description of the securities we may offer. We may also add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement made in this prospectus will be modified or superseded by any inconsistent statement made in a prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. This information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Amerant Bancorp Inc., or any underwriter, agent, dealer or remarketing firm. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Amerant Bancorp Inc. since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

The prospectus contained herein relates to all of the following: the initial offering of debt securities, preferred stock, common stock, warrants, depositary shares, subscription rights, stock purchase contracts, stock purchase units and units issuable by Amerant Bancorp Inc. and the offering of such securities by the holders thereof.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of the date of the applicable document or other date referred to in that document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless we state otherwise or the context otherwise requires, references in this prospectus to “we,” “our,” “us” or the “Company” refer to Amerant Bancorp Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, prospectus and other information with the SEC. The SEC maintains a website that contains our reports, proxy and other information regarding us at www.sec.gov. Our SEC filings are also available free of charge at our website (investor.amerantbank.com). The information on our website is not incorporated by reference into this prospectus.

INCORPORATION BY REFERENCE

The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 1, 2023;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 2, 2023;

•

our Current Reports on Form 8-K, filed with the SEC on January  11, 2023, January  19, 2023, February  10, 2023, February  14, 2023, March  10, 2023 (Form 8-K/A), April  3, 2023, April  5, 2023, April  20, 2023, April  21, 2023, May  9, 2023, June  12, 2023 and June 14, 2023;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December  31, 2022 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 26, 2023; and

•

the description of our common stock set forth in our Registration Statement on Form 10, filed with the SEC on June  15, 2018, as amended on June  29, 2018, July  13, 2018 and August  2, 2018, and as updated by Exhibit 4.21 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 4, 2022, including any amendments or reports filed for the purpose of updating such description.

We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. In addition, all filings filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

Amerant Bancorp Inc.

Attention: Investor Relations

220 Alhambra Circle

Coral Gables, Florida 33134

(305) 460-8728

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions identify forward-looking statements. These forward-looking statements are based on the historical performance of the Company or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations so contemplated will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, the risk factors described in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022, our Form 10-Q for the quarter ended March 31, 2023 and any updates to those risk factors or new risk factors contained in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which are incorporated by reference herein. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

THE COMPANY

Amerant Bancorp Inc. is a bank holding company headquartered in Coral Gables, Florida, with $9.5 billion in assets, $7.0 billion in loans held for investment, $7.3 billion in deposits, $729.1 million of stockholders’ equity, and $2.1 billion in assets under management and custody as of March 31, 2023. We provide individuals and businesses with a comprehensive array of deposit, credit, investment, wealth management, retail banking and fiduciary services. We serve customers in our United States markets and select international customers. These services are offered through Amerant Bank, N.A., or the Bank, which is also headquartered in Coral Gables, Florida, and its subsidiaries. Fiduciary, investment, wealth management and mortgage services are provided by the Bank, the Bank’s securities broker-dealer subsidiary, Amerant Investments, Inc., or Amerant Investments, the Bank’s Grand Cayman based trust company subsidiary, Elant Bank & Trust Ltd., or the Cayman Bank, and Amerant Mortgage, LLC. or Amerant Mortgage.

The Bank was founded in 1979 and is the largest community bank headquartered in Florida. We currently operate 22 banking centers where we offer personal and commercial banking services. The Bank’s primary markets are South Florida, where we are headquartered and operate sixteen banking centers in Miami-Dade, Broward and Palm Beach counties, and Houston, Texas, where we have six banking centers that serve the nearby areas of Harris, Montgomery, Fort Bend and Waller counties. In addition, we have a loan production office (“LPO”) in Tampa, Florida. The Bank intends to open several additional banking centers in 2023 and has obtained OCC approval to proceed with each location. The Bank intends to open new locations in Tampa, FL, Key Biscayne, FL, downtown Miami, FL, and Ft. Lauderdale, FL. We have no foreign offices. The Cayman Bank does not maintain any physical offices in the Cayman Islands and has a registered agent in Grand Cayman as required by applicable regulations.

Amerant Investments provides introductory brokerage and investment services primarily for customers of the Bank. The Company also provides its customers with transaction services. Amerant Mortgage offers a full complement of residential lending solutions including conventional, government, construction, jumbo loans, and other residential lending product offerings.

Corporate Information

Our principal executive offices are located at 220 Alhambra Circle, Coral Gables, Florida 33134. Our telephone number is (305) 460-4038. Our website is www.amerantbank.com. Information on, or accessible through, our website is not part of this prospectus.

RISK FACTORS

For a discussion of risk factors affecting the Company and its business, see the Risk Factors section in our latest Annual Report on Form 10-K filed with the SEC and any updates to those risk factors or new risk factors contained in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

Additional risks specific to a particular offering will be detailed in the applicable prospectus supplements.

USE OF PROCEEDS

Unless otherwise specified in connection with a particular offering of securities, the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

We have summarized below general terms and conditions of the debt securities that we will offer and sell pursuant to this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms and conditions of the series in a prospectus supplement to this prospectus. We will also indicate in the applicable prospectus supplement whether the general terms and conditions described in this prospectus apply to the series of debt securities. The terms and conditions of the debt securities of a series may be different in one or more respects from the terms and conditions described below. If so, those differences will be described in the applicable prospectus supplement.

We will issue the debt securities in one or more series under an indenture between us and The Bank of New York Mellon, as trustee. The following summary of provisions of the indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including, but not limited to, definitions therein of certain terms. This summary may not contain all of the information that you may find useful. The terms and conditions of the debt securities of each series will be set forth in those debt securities and in the indenture and in the applicable prospectus supplement. For a comprehensive description of any series of debt securities being offered to you pursuant to this prospectus, you should read both this prospectus and the applicable prospectus supplement.

The form of indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. A form of each debt security, reflecting the specific terms and provisions of that series of debt securities, will be filed with the SEC in connection with each offering and will be incorporated by reference in the registration statement of which this prospectus forms a part. You may obtain a copy of the indenture and any form of debt security that has been filed with the SEC in the manner described under “Where You Can Find More Information.”

For information on our debt outstanding, see our most recent annual report on Form 10-K and quarterly reports on Form 10-Q. Also, see “Where You Can Find More Information.”

Capitalized terms used and not defined in this summary have the meanings specified in the indenture. For purposes of this section of this prospectus, references to “we,” “us” and “our” refer to Amerant Bancorp Inc. References to the “applicable prospectus supplement” are to the prospectus supplement to this prospectus that describes the specific terms and conditions of a series of debt securities.

General

We may offer the debt securities from time to time in as many distinct series as we may determine. The indenture will not limit the amount of debt securities that we may issue. Unless otherwise specified in a prospectus supplement for a series of debt securities, we may, without the consent of the holders of the debt securities of any series, issue additional debt securities ranking equally with, and otherwise similar in all respects to, the debt securities of the series (except for the public offering price, the issue date and the first interest payment date, if applicable) so that those additional debt securities will be consolidated and form a single series with the debt securities of the series previously offered and sold.

The debt securities of each series will be issued in fully registered form without interest coupons. Debt securities denominated in U.S. dollars will be issued in denominations of $1,000 and any integral multiple of $1,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement. If the debt securities of a series are denominated in a foreign or composite currency, the applicable prospectus supplement will specify the denomination or denominations in which those debt securities will be issued.

Unless otherwise specified in the applicable prospectus supplement, we will repay the debt securities of each series at 100% of their principal amount, together with any premium and accrued and unpaid interest thereon at maturity, except if those debt securities have been previously redeemed or purchased and cancelled.

Unless otherwise specified in the applicable prospectus supplement, the debt securities of each series will not be listed on any securities exchange.

Provisions of Indenture

The indenture will provide that debt securities may be issued under it from time to time in one or more series. For each series of debt securities, this prospectus and the applicable prospectus supplement will describe the following terms and conditions of that series of debt securities:

•	the title of the series;

•

any limit upon the aggregate principal amount of the debt securities of the series that may be authenticated and delivered (except for debt securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other debt securities of that series);

•

whether any of the debt securities of the series will be issuable in whole or in part in temporary or permanent global form or in the form of book-entry securities and, in such case, the identity of the depositary for the series;

•	the date or dates on which the principal of the debt securities of the series is payable;

•	the rate or rates, which may be fixed or variable, at which the debt securities of the series will bear interest or the manner of calculation of such rate or rates, if any;

•

the date or dates from which interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record date for the determination of holders to whom interest is payable on any such interest payment dates or the manner of determination of such record dates;

•	the place or places where payments with respect to the debt securities of the series will be payable;

•	the right, if any, to defer or extend payment of interest on the debt securities and the maximum length of any deferral or extension period;

•	the dates, if any, on which, the price or prices at which and the terms and conditions upon which, the debt securities of the series may be redeemed, in whole or in part, at our option;

•

our obligation, if any, to redeem or purchase debt securities of the series pursuant to any sinking fund or analogous provisions (including payments made in cash in satisfaction of future sinking fund obligations) or at the option of a holder thereof and the date or dates, if any, on which, the price or prices at which, and the terms and conditions upon which, debt securities of the series will be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 or any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;

•	the currency or currency units in which payment of the principal of and any premium and interest on the debt securities of the series will be payable;

•

whether and under what circumstances we will pay additional amounts on the debt securities of the series held by non-U.S. persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

•	the terms pursuant to which the debt securities of the series are subject to defeasance and satisfaction and discharge;

•	any addition to, or modification or deletion of, any events of default or covenants provided for with respect to the debt securities of the series;

•	the terms and conditions, if any, pursuant to which the debt securities of the series are secured;

•

whether the debt securities of the series will be convertible into shares of common stock or preferred stock of Amerant Bancorp Inc. and, if so, the terms and conditions upon which such debt securities will be so convertible, including whether conversion is mandatory, at the option of the holder, or at our option, the conversion price, the conversion period and any provisions pursuant to which the number of shares of common stock or our other securities to be received by the holders of such series of debt securities would be subject to adjustment;

•

if other than the principal amount thereof, the portion of the principal amount of debt securities of the series which will be payable upon declaration of acceleration of the maturity thereof pursuant to the indenture;

•	any provisions granting special rights to holders when a specified event occurs;

•	any special tax implications of the debt securities of the series, including provisions for original issue discount securities, if offered;

•	the form of the debt securities of the series, including the form of the certificate of authentication for such series;

•	any subordination terms of the debt securities of the series; and

•

any and all other terms with respect to such series, including any terms which may be required by or advisable under U.S. laws or regulations or advisable in connection with the marketing of debt securities of that series.

Interest and Interest Rates

In the applicable prospectus supplement, we will designate the debt securities of a series as being either debt securities bearing interest at a fixed rate of interest or debt securities bearing interest at a floating rate of interest. Each debt security will begin to accrue interest from the date on which it is originally issued. Interest on each such debt security will be payable in arrears on the interest payment dates set forth in the applicable prospectus supplement and as otherwise described below and at maturity or, if earlier, the redemption date described below. Interest will be payable to the holder of record of the debt securities at the close of business on the record date for each interest payment date, which record dates will be specified in such prospectus supplement.

As used in the indenture, the term “business day” will mean, with respect to debt securities of a series, unless otherwise specified in the applicable prospectus supplement, any day other than a day on which Federal or State banking institutions in the City of New York or place of payment, are authorized or obligated by law, executive order or regulation to close.

If any interest payment date, redemption date, repurchase date or stated maturity of a debt security, or any date on which a holder has the right to convert such debt security, falls on a date that is not a business day, then payment of principal and premium, if any, or interest, or the redemption price or conversion of such debt security, will be made on the next succeeding business day at such place of payment with the same force and effect as if made on the interest payment date, redemption date or repurchase date, or at the stated maturity, or on such conversion date. In the case, however, of debt securities bearing interest at a floating rate based on the London Interbank Offered Rate (“LIBOR”), if the interest payment date (other than the redemption date, repurchase date or stated maturity) falls on a date that is not a business day and the following business day falls in the next succeeding calendar month, then the interest payment date for such debt securities shall be the business day immediately preceding the scheduled interest payment date. No interest shall accrue for the period from and after any such interest payment date, redemption date, repurchase date, stated maturity or conversion date, as the case may be, to the date of such payment unless, as provided in the indenture, we default in the payment on that date.

Optional Redemption

If specified in the applicable prospectus supplement, we may elect to redeem all or part of the outstanding debt securities of a series from time to time before the maturity date of the debt securities of that series. Upon such election, we will notify the trustee of the redemption date and the principal amount of debt securities of the series to be redeemed. If less than all the debt securities of the series are to be redeemed, the particular debt securities of that series to be redeemed will be selected in accordance with the procedures of the depositary. If we shall so direct, debt securities registered in our name or the name of any of our affiliates or subsidiaries shall not be included in the debt securities for redemption. The applicable prospectus supplement will specify the redemption price for the debt securities to be redeemed (or the method of calculating such price), in each case in accordance with the terms and conditions of those debt securities.

Notice of redemption will be given to each holder of the debt securities to be redeemed not less than 30 nor more than 60 days prior to the date set for such redemption (or within such period as otherwise specified as contemplated by the indenture for debt securities of a series). This notice will identify the debt securities to be redeemed and will include the following information: the redemption date; the redemption price (or the method of calculating such price); if less than all of the outstanding debt securities of such series are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the particular debt securities to be redeemed; the place or places where such debt securities are to be surrendered for payment of the redemption price; and, if applicable, the CUSIP number of the debt securities to be redeemed.

By no later than the time specified in the applicable prospectus supplement, on the redemption date we will deposit or cause to be deposited with the trustee or with a paying agent (or, if we are acting as our own paying agent with respect to the debt securities being redeemed, we will segregate and hold in trust as provided in the indenture) an amount of money sufficient to pay the aggregate redemption price of, and (except if the redemption date shall be an interest payment date or the debt securities of such series provide otherwise) accrued interest on, all of the debt securities or the part thereof to be redeemed on that date. On the redemption date, the redemption price will become due and payable upon all of the debt securities to be redeemed, and interest, if any, on the debt securities to be redeemed will cease to accrue from and after that date unless, as provided in the indenture, we default in the payment on that date. Upon surrender of any such debt securities for redemption, we will pay those debt securities surrendered at the redemption price together, if applicable, with accrued interest to the redemption date. If the redemption date is after a regular record date and on or prior to the applicable interest payment date, the accrued and unpaid interest shall be payable to the holder of the redeemed securities registered on the relevant regular record date.

Any debt securities to be redeemed only in part must be surrendered at the office or agency established by us for such purpose, and we will execute, and the trustee will authenticate and deliver to a holder without service charge, new debt securities of the same series and of like tenor, of any authorized denominations as requested by that holder, in a principal amount equal to and in exchange for the unredeemed portion of the debt securities that holder surrenders.

Early Repayment

If specified in the applicable prospectus supplement, the debt securities may give you the right to cause us to repurchase them prior to their stated maturity date, in whole or from time to time in part, as specified in the

Certificated Notes

If the applicable prospectus supplement indicates that the debt securities are to be issued in certificated form, those certificated notes may not be exchanged into book-entry form.

Events of Default

“Event of Default” with respect to a series of debt securities means any one of the following:

(1) failure to pay any interest on any debt securities of any such series within 30 days after the same becomes due and payable;

(2) failure to pay the principal of or premium, if any, or any payment required by sinking or analogous fund, on any debt securities of any such series when it becomes due and payable;

(3) failure to perform or breach, of any of our covenants or agreements in the debt securities, or in their indenture (other than a covenant or agreements relating solely to another series of notes) for 60 days after written notice of failure, either from the trustee or from holders of at least 25% of the principal amount outstanding of notes in the series;

(4) certain events of bankruptcy, insolvency or reorganization of the Company; and

(5) any other event of default specified with respect to notes of such series.

An Event of Default for a particular series of notes does not necessarily constitute an Event of Default for any other series of notes issued under the indenture.

Remedies

If an Event of Default shall have occurred and be continuing (other than an “event of default” specified in clause (4) above), then either the trustee or the holders of at least 25% in principal amount of the affected series may require us to repay the entire principal amount of that series, including any premium and any interest immediately.

If an Event of Default shall have occurred and be continuing as specified in clause (4) above, all unpaid principal of, any premium and any accrued interest, on the affected series will become automatically due and payable immediately, without any declaration or other act on the part of the trustee or any holder.

If an Event of Default shall have occurred and be continuing, the holders of a majority in principal amount of the affected series will have the right to direct the time, method and place of conducting proceedings for any remedy, or the exercising of any power, available to the trustee. No such direction may be in conflict with any rule of law or with the indenture or be unduly prejudicial to the rights of holders of such affected series not consenting, and must not involve the trustee in personal liability in circumstances where indemnity, in the trustee’s sole discretion, would not be adequate. The trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity satisfactory to it. The trustee may take any other action it deems proper that is not inconsistent with such direction.

The right of a holder to institute a proceeding is subject to certain conditions precedent, but each holder has an absolute right to receive payment of principal and premium, if any, and interest, if any, when due.

We will be required to furnish annually to the trustee a statement as to our performance of certain obligations under the indenture and as to any default in such performance.

Covenants

In addition to covenants specified in the indenture, the debt securities of any series will benefit from any covenants specified in the prospectus supplement for such series. Covenants for a particular series of debt securities do not necessarily benefit any other series of debt securities issued under the indenture.

Modification of Indenture

We may, without the consent of any holders, at any time and from time to time, enter into one or more supplemental indentures with the trustee for any of the following purposes:

•	to cure any ambiguity, omission, defect or inconsistency in the indenture or in the debt securities of any series;

•	to evidence succession and the assumption by the successor of our covenants in the indenture and the debt securities;

•	to provide for debt securities of any series in bearer form, or uncertificated debt securities in addition to or in place of certificated debt securities;

•	to add to the covenants binding us for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us under the indenture;

•

to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities, as provided in the indenture;

•

to make any change that does not adversely affect the rights of any holder of debt securities in any material respect, provided that any amendment to conform to the terms of any debt securities of a series to its description contained in the final offering document shall not be deemed to be adverse to any holder;

•

to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided in the indenture, to establish the form of any certifications required to be furnished under the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•

to comply with any requirements of the SEC in connection with registration of the debt securities under the Securities Act of 1933, as amended (the “Securities Act”), qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or to comply with the Trust Indenture Act; or

•	to secure any series of debt securities.

Except as described above, the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected by such supplemental indenture or indentures is required for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the current indenture, pursuant to a new indenture or supplemental indenture or modifying in any manner matters not covered by the immediately preceding paragraph.

In no case will we, without consent of each affected holder of debt securities, do any of the following:

•

change the maturity date of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•	reduce the amount of principal of any debt security issued with original issue discount or any other debt security payable upon acceleration of maturity;

•	change the currency in which any debt security or any premium or interest is payable;

•

impair the right to receive payment of principal of and interest on any debt security (whether upon redemption, repurchase, maturity, or otherwise) or payment or delivery of any amounts due upon conversion of debt securities of any series that are convertible into shares of common stock or other securities on or after the due dates or to institute suit for the enforcement of any payment on or with respect to any debt security;

•	adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, any debt security;

•	if the debt securities are secured, change the terms and conditions pursuant to which the debt securities are secured in a manner adverse to the holders of the debt securities;

•

reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with any provision of the indenture;

•	reduce the requirements contained in the indenture for a quorum for a meeting or for voting;

•	change any of our obligations to maintain an office or agency in the places and for the purposes required by the indenture;

•

in the case any series of debt securities is subordinated to other indebtedness of ours pursuant to a supplemental indenture, modify the subordination provisions in such supplemental indenture in a manner adverse to the holders of the debt securities; or

•	or modify the indenture modification provisions set forth in the indenture.

A supplemental indenture that changes or eliminates any covenant or other provision of the indenture solely for the benefit of one or more particular series shall not affect the rights of any other note holders.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture, any supplemental indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF COMMON STOCK

The following description includes summaries of the material terms of our second amended and restated articles of incorporation, dated November 18, 2021 (the “Articles of Incorporation”), our amended and restated bylaws, effective as of April 14, 2022 (the “Bylaws”) and the applicable provisions of the Florida Business Corporation Act (the “FBCA”). For more information on how you can obtain our Articles of Incorporation and Bylaws, see “Where You Can Find More Information.” We urge you to read our Articles of Incorporation and our Bylaws in their entirety.

Authorized Capital Stock

Our authorized capital stock consists of 225 million shares of Class A voting common stock, $0.10 par value per share (the “Class A Voting Common Stock”), 25 million shares of Class A non-voting common stock, $0.10 par value per share (the “Class A Non-Voting Common Stock” and, together with the Class A Voting Common Stock, the “Common Stock”) and 50 million shares of Preferred Stock, $0.10 par value per share (the “Preferred Stock”). Our Class A Voting Common Stock is registered under the Exchange Act.

Class A Voting Common Stock

Holders of shares of our Class A Voting Common Stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Our Class A Voting Common Stock does not have cumulative voting rights. Holders of our Class A Voting Common Stock are entitled to share ratably upon liquidation of the Company, and in dividends, if any, as may be declared from time to time by the Company’s board of directors in its discretion from funds legally available therefor. Holders of our Class A Voting Common Stock have no preemptive right to purchase, subscribe for, or otherwise acquire any unissued or treasury shares or other securities. Our Class A Voting Common Stock has no sinking fund, redemption provisions or conversion or exchange rights.

As of June 15, 2023, 29,912,187 shares of our Class A Voting Common Stock are outstanding and there are approximately 377 holders of record of our Class A Voting Common Stock.

Class A Non-Voting Common Stock

Holders of shares of our Class A Non-Voting Common Stock have identical rights to the Holders of shares of Class A Voting Common Stock in all respects except that they are not entitled to vote on any matter (unless such a vote is required by applicable laws or Nasdaq regulations in a particular case).

The Class A Non-Voting Common Stock is non-voting in the hands of any holder that, on its own or together with its affiliates, owns or controls more than 8.9% of the Company’s Class A Voting Common Stock (or of any class of Voting Securities issued by the Company). A holder of Class A Non-Voting Common Stock is permitted to convert shares of Class A Non-Voting Common Stock into shares of Class A Voting Common Stock at any time or from time to time, provided that upon such conversion the holder, together with its affiliates, will not own or control in the aggregate more than 8.9% of the Class A Voting Common Stock, excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such holder of any class of voting securities of the Company (which, for the avoidance of doubt, does not include Class A Non-Voting Common Stock). In any such conversion, each share of Class A Non-Voting Common Stock will convert initially into one share of Class A Voting Common Stock (subject to adjustment as provided in Section 6 of Exhibit A “Certificate of Designation of Class A Non-Voting Common Stock” of the Company’s Articles of Incorporation.

As of June 15, 2023, 3,796,007 shares of our Class A Non-Voting Common Stock are outstanding and there are approximately 12 holders of record of our Class A Non-Voting Common Stock.

Preferred Stock

Our board of directors has the authority to fix the price, dividend rates, rights, preferences, privileges and restrictions, including voting rights, of one or more series of our Preferred Stock, from time to time, without any further vote or action by our shareholders. There are currently no shares of our Preferred Stock outstanding.

Anti-Takeover Effects of our Articles of Incorporation and Bylaws, Florida Law and U.S. Banking Laws

Some provisions of our Articles of Incorporation and Bylaws, as well as certain provisions of Florida law and U.S. banking laws, could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and takeover bids that are not in the best interest of our shareholders. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of this increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Articles of Incorporation and Bylaws

Our Articles of Incorporation and Bylaws contain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are summarized below.

Authorized but Unissued Shares of Common Stock. As of June 15, 2023, the Company has approximately 195,087,813 shares of Class A Voting Common Stock and 21,203,993 shares of Class A Non-Voting Common Stock authorized but unissued, and available for future issuance without additional shareholder approval, except as otherwise restricted by the rules of the Nasdaq Stock Market, Florida law, or federal banking laws. While the additional shares are not designed to deter or prevent a change of control, under some circumstances the Company could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

Undesignated Preferred Stock. The Articles of Incorporation authorize 50 million shares of Preferred Stock, which our board of directors has the authority, without any further vote or action by our shareholders, to issue from time to time, in one or more series of Preferred Stock, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The existence of authorized but unissued Preferred Stock could reduce the Company’s attractiveness as a target for an unsolicited takeover bid since the Company could, for example, issue shares of Preferred Stock to parties who might oppose such a takeover bid, or the shares may contain terms, such as “poison pill” rights, that a potential acquirer may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the Company shares at a premium over the market price of the Company shares, and may adversely affect the market price of, and the voting and other rights of the holders of, the Company shares.

Size of Board and Vacancies. The Articles of Incorporation provide that the number of directors on our board of directors will be fixed exclusively by our board of directors, but in no event shall there be fewer than five nor more than fifteen directors. Pursuant to the Bylaws, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other causes will be filled solely by the vote of the Company’s remaining directors in office.

Shareholder Meetings. Under our Articles of Incorporation, a special meeting of shareholders may only be called by our board of directors, chairperson, chief executive officer, president or any co-president, or by the holders of not less than 25% of all the votes entitled to be cast on any issue proposed. In addition, our shareholders are prohibited from taking action by written consent.

Advance Notice Requirements. The Bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors before an annual meeting of our shareholders, or to bring other business before an annual or special meeting of our shareholders. The Bylaws provide that any shareholder wishing to nominate persons for election as directors at, or bring other business before, a meeting must deliver to the Company’s corporate secretary a written notice of the shareholder’s intention to do so. These provisions make it more procedurally difficult for a shareholder to place a proposal or nomination on the meeting agenda, and therefore may reduce the likelihood that a shareholder will seek to take independent action to replace directors or seek a shareholder vote with respect to other matters that are not supported by management. The Company expects that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Florida Law and Federal Banking Laws

The FBCA contains a control-share acquisition statute that provides that a person who acquires shares in an “issuing public corporation,” as defined in the statute, in excess of certain specified thresholds generally will not have any voting rights with respect to such shares unless such voting rights are approved by the holders of a majority of the votes of each class of securities entitled to vote separately, excluding shares held or controlled by the acquiring person.

The FBCA also provides that an “affiliated transaction” between a Florida corporation with an “interested shareholder,” as those terms are defined in the statute, generally must be approved by the affirmative vote of the holders of two-thirds of the outstanding voting shares, other than the shares beneficially owned by the interested shareholder. The FBCA defines an “interested shareholder” as any person who is the beneficial owner of 10% or more of the outstanding voting shares of the corporation.

Furthermore, the Bank Holding Company Act and Change in Bank Control Act banking laws impose notice, application and approvals and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect “control” of bank holding companies. These laws could delay or prevent an acquisition.

Annual Meeting of Shareholders

Our Bylaws provide that an annual meeting of shareholders will be held each year on a date fixed by resolution of our board of directors.

In order for a shareholder to bring, pursuant to our Bylaws, nominations or other proposals before the Company’s annual shareholders meetings, the shareholder must comply with the requirements for shareholder proposals set forth in our Bylaws and described in a proxy statement that we will prepare and distribute relating to such meeting.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and Computershare, Inc. is the registrar for all of our Class A Voting Common Stock and Class A Non-Voting Common Stock.

Stock Exchange Listing

Our Class A Voting Common Stock is listed on the Nasdaq Global Select Market under the trading symbol “AMTB”.

DESCRIPTION OF PREFERRED STOCK

Our board of directors has the authority, without action by our stockholders, to issue Preferred Stock and to fix voting powers for each class or series of Preferred Stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution, or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of Preferred Stock may be greater than the rights attached to our Common Stock. It is not possible to state the actual effect of the issuance of any shares of our Preferred Stock on the rights of holders of our Common Stock until our board of directors determines the specific rights attached to that Preferred Stock. The effect of issuing Preferred Stock could include, among other things, one or more of the following:

•	restricting dividends with respect to our Common Stock;

•	diluting the voting power of our Class A Voting Common Stock or providing that holders of Preferred Stock have the right to vote on matters as a class;

•	impairing the liquidation rights of our Common Stock; or

•	delaying or preventing a change of control of us.

Our Articles of Incorporation authorizes us to issue up to 50,000,000 shares of Preferred Stock, $0.10 par value per share. As of the date of this prospectus, no shares of our Preferred Stock were issued and outstanding. The prospectus supplement relating to a series of Preferred Stock we offer will include specific terms of such series. These terms will include some or all of the following:

•	the title and stated value of the Preferred Stock;

•	the aggregate number of shares of Preferred Stock offered;

•	the offering price or prices of the Preferred Stock;

•	the dividend rate or rates or method of calculation, the dividend period, and the dates dividends will be payable;

•	whether dividends are cumulative or noncumulative, and, if cumulative, the date the dividends will begin to cumulate;

•	the dividend and liquidation preference rights of the Preferred Stock relative to any existing or future series of our Preferred Stock;

•	the dates the Preferred Stock become subject to redemption at our option, and any redemption terms;

•	any redemption or sinking fund provisions, including any restriction on the repurchase or redemption of the Preferred Stock while there is an arrearage in the payment of dividends;

•	whether the Preferred Stock will be issued in other than book-entry form;

•	whether the Preferred Stock will be listed on any securities exchange;

•	any rights on the part of the stockholder or us to convert the Preferred Stock into shares of our Class A Voting Common Stock, our Class A Non-Voting Common Stock or any other security; and

•	any additional voting, liquidation, preemptive, and other rights, preferences, privileges, limitations, and restrictions.

The description in the applicable prospectus supplement of any series of Preferred Stock that we may offer will not necessarily be complete and will be qualified in its entirety by reference to our Articles of Incorporation and the respective certificates of designations for each series of our Preferred Stock, which will be filed with the SEC.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase Preferred Stock, Common Stock or depositary shares. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. Any warrants we issue will be under one or more warrant agreements between us and a warrant agent named in the applicable prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms may include:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the Preferred Stock, Common Stock or depositary shares purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in United States dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other specific terms of the warrants.

The description in the applicable prospectus supplement of any warrants that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a particular series of Preferred Stock. If we issue depositary shares, the applicable prospectus supplement will describe the specific terms of the depositary shares offered by that prospectus supplement, which may supersede any general terms outlined in this section.

We will deposit shares of any series of Preferred Stock represented by depositary shares under a deposit agreement between us and a bank or trust company, having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, that we will select as Preferred Stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying Preferred Stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of Preferred Stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited Preferred Stock to the record holders of depositary shares relating to such Preferred Stock in proportion to the number of such depositary shares owned by such holders.

The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Preferred Stock

If a series of Preferred Stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of Preferred Stock so redeemed.

Whenever we redeem shares of Preferred Stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing the shares of Preferred Stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of Preferred Stock and any money or other property represented by such depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary. Holders of depositary shares making such withdrawals will be entitled to receive whole shares of Preferred Stock on the basis set forth in the related prospectus supplement for such series of Preferred Stock.

Holders of such whole shares of Preferred Stock, however, will not be entitled to deposit such Preferred Stock under the deposit agreement or to receive depositary receipts for such Preferred Stock after such withdrawal. If the depositary shares surrendered by the holder in connection with such withdrawal exceed the number of depositary shares that represent the number of whole shares of Preferred Stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited Preferred Stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of Preferred Stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the Preferred Stock represented by such holder’s depositary shares. The preferred stock depositary will try to vote the amount of such series of Preferred Stock represented by such depositary shares in accordance with such instructions.

We will agree to take all reasonable action requested by the preferred stock depositary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will vote all shares of any series of Preferred Stock held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing such series of Preferred Stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the affected depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective, or any transferee of such holder, shall be deemed, by continuing to hold such depositary receipt, or by reason of the acquisition thereof, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed;

•	each share of Preferred Stock has been converted into or exchanged for Common Stock; or

•	a final distribution in respect of the Preferred Stock has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding up.

The deposit agreement may be terminated by us at any time and the preferred stock depositary will give notice of such termination to the record holders of all outstanding depositary receipts not less than 30 days prior to the termination date. In such event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of such depositary shares, the number of whole or fractional shares of the related series of Preferred Stock as are represented by such depositary shares.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

No fees, charges and expenses of the preferred stock depositary or any agent of the preferred stock depositary or of any registrar shall be payable by any person other than us, except for any taxes and other governmental charges and except as provided in the deposit agreement. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable hereunder at the election of a holder of a depositary receipt or other person, such holder or other person will be liable for such fees, charges and expenses.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward all reports and communications from us that are delivered to the preferred stock depositary and that we are required to furnish to the holders of the deposited Preferred Stock.

Neither we nor the preferred stock depositary will be liable if the preferred stock depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performance with honest intentions of their duties thereunder. Neither we nor the preferred stock depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of Preferred Stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

The description in the applicable prospectus supplement of any depositary shares that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable deposit agreement, which will be filed with the SEC.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue rights to purchase Preferred Stock, Common Stock, depositary shares or warrants. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, which may include:

•	the price, if any, per right;

•	the exercise price payable for Preferred Stock, Common Stock, depositary shares or warrants upon the exercise of the rights;

•	the number of rights issued or to be issued to each stockholder;

•	the number and terms of Preferred Stock, Common Stock, depositary shares or warrants which may be purchased per right;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including the terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights.

The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the SEC.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of Common Stock, Preferred Stock, depositary shares or warrants at a future date or dates. The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and any combination of shares of our Common Stock, Preferred Stock, depositary shares or warrants. The stock purchase units may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase units also may require us to make periodic payments to the holders of the stock purchase contracts or the stock purchase units or vice versa, and those payments may be unsecured or pre-funded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units including, if applicable, collateral or depositary arrangements. The description in the applicable prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the stock purchase contracts, and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC.

DESCRIPTION OF UNITS

We may issue units consisting of one or more of our Preferred Stock, Common Stock, warrants, depositary shares, subscription rights, stock purchase contracts and stock purchase units.

The prospectus supplement relating to a particular issue of units will describe the terms of such units, including the following:

•

the terms of the units and of any of our Preferred Stock, Common Stock, warrants, depositary shares, subscription rights, stock purchase contracts and stock purchase units comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•	if applicable, a discussion of any material United States federal income tax considerations.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary (“DTC”) and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below and unless if otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

Euroclear and Clearstream

If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may offer the securities to or through underwriters or dealers, by ourselves directly, in “at-the-market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, through agents, or through a combination of any of these methods of sale. The details of any such offering will be set forth in any prospectus supplement relating to the offering.

We may sell any series of debt securities, Preferred Stock, Common Stock, warrants, depositary shares, subscription rights, stock purchase contracts, stock purchase units and units being offered directly to one or more purchasers, through agents, to or through underwriters or dealers, or through a combination of any such methods of sale. The distribution of the securities may be effected from time to time in one or more transactions at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The prospectus supplement will set forth the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price of such securities and the proceeds to us from such sale, any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, any public offering price and any discounts or concessions allowed or paid to dealers or any securities exchange on which such securities may be listed. Any public offering price, discounts or concessions allowed or paid to dealers may be changed from time to time.

Any discounts, concessions or commissions received by underwriters or agents and any profits on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase the offered securities will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such securities, if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may also offer and sell securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

We may authorize underwriters, dealers or other persons acting as agents for us to solicit offers by certain institutions to purchase securities from us, pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the conditions that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

We may authorize underwriters, dealers or other persons acting as agents for us to make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through The NASDAQ Global Select Market, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange.

In connection with the offering of securities, we may grant to the underwriters an option to purchase additional securities to cover over-allotments at the public offering price, with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

The securities may be a new issue of securities that have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Such securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any securities.

We may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Akerman LLP, Miami, Florida, will provide opinions regarding the authorization and, if applicable, validity of the securities. Akerman LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of Amerant Bancorp Inc. as of December 31, 2022 and 2021 and for each of the years in the three year period ended December 31, 2022 and the effectiveness of internal control over financial reporting as of December 31, 2022 incorporated in this Prospectus by reference from the Amerant Bancorp Inc. Annual Report on Form 10-K for the year ended December 31, 2022 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Adoption of New Accounting Standard) incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The report of RSM US LLP dated March 1, 2023, on the effectiveness of internal control over financial reporting as of December 31, 2022, expressed an opinion that Amerant Bancorp Inc. had not maintained effective internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

7,900,000 Shares

Common Stock

Prospectus Supplement

Joint Bookrunning Managers

Stephens Inc.	Piper Sandler

Co-Managers

Keefe Bruyette & Woods A Stifel Company	Raymond James

September 26, 2024